EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET HOLDINGS REPORTS IMPROVED EARNINGS FOR THE
FOURTH QUARTER AND FULL YEAR 2004

            HOUSTON, Jan. 19, 2005 - ExpressJet Holdings, Inc. (NYSE:XJT) today reported fourth quarter net income of $33.6 million, or $0.56 diluted earnings per share, an increase of 19 percent over the prior-year period (including the dilutive effect of its $137.2 million convertible notes for both periods), as the company continued to maintain its strong operating performance and cost controls and expanded its regional jet fleet.

            For the full year ended Dec. 31, 2004, net income increased to $122.8 million, or $2.04 diluted earnings per share, a 17 percent improvement over 2003 results (including the applicable dilutive effect of its $137.2 million convertible notes for both years).

            During the year, the company added 15 percent more departures to its network, achieved a 23 percent increase in block hours and maintained excellent operations with a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  “This solid operational and financial performance is the result of our employees’ continued dedication to delivering excellent customer service while focusing on improving productivity and controlling costs – all while we added more complexity to our network and carried more passengers than ever before,” said ExpressJet President and CEO Jim Ream.

FOURTH QUARTER AND YEAR-END REVIEW AND HIGHLIGHTS

Operational Review

            Fourth quarter operating revenue increased 13 percent to $387.0 million, versus $340.9 million in the fourth quarter of 2003.  Compared to the same period last year, capacity grew by 17 percent to 2.7 billion available seat miles, with block hours increasing 18 percent to approximately 190,000 block hours.  Revenue passenger miles were up 21 percent, resulting in a 2.2 point year-over-year increase in load factor to 72.6 percent.

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EXPRESSJET REPORTS IMPROVED EARNINGS FOR THE FOURTH QUARTER/PAGE 2

            The company also achieved a 99.9 percent controllable completion factor during the fourth quarter, which excludes cancellations due to weather and air traffic control.  ExpressJet’s overall completion rate for the quarter was 98.3 percent.

            During 2004, ExpressJet accepted 21 deliveries of Embraer’s extended-range ERJ-145XR, a 50-seat regional jet capable of flights of 1,500 miles, bringing the company’s total operating fleet to 245 jets at year end.  ExpressJet anticipates deliveries of 21 firm orders for the ERJ-145XR during 2005.  Additionally during the quarter, ExpressJet began service between Laredo International Airport and Mexico City, and between Los Angeles International Airport and three Mexican destinations – Aguascalientes, Leon-Guanajuato and Morelia.

            The collective bargaining agreement with the company’s flight attendants, represented by the International Association of Machinists and Aerospace Workers, became amendable in December 2004.  The negotiations are ongoing.

Financial Review

            ExpressJet’s fourth quarter 2004 operating income reflected a 14.2 percent operating margin, as compared with an operating margin of 13.7 percent for the 2003 fourth quarter.  The 14.2 percent operating margin included the benefits of cost savings, mainly from productivity gains, and $2.1 million in performance incentive payments.

            ExpressJet ended the year with $215.2 million in cash, including $6.3 million in restricted cash, which is $22.1 million more than the prior year’s $193.1 million.  During the quarter, the company made an interest-only payment of $0.8 million on its note payable to Continental Airlines, as the principal was pre-paid during the quarter ending September 30, 2004.  The outstanding balance of the note payable to Continental Airlines at December 31 was $98.8 million, with the next scheduled principal payment due on June 30, 2005.

            For the full year ended Dec. 31, 2004, ExpressJet’s operating income reflected a 13.6 percent operating margin, as compared with an operating margin of 13.9 percent during the prior year.  Total incentive payments earned by ExpressJet in 2004 were $11.5 million.

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EXPRESSJET REPORTS IMPROVED EARNINGS FOR THE FOURTH QUARTER/PAGE 3

            For the full year 2004, ExpressJet’s quarterly results consistently exceeded the operating margin band of 8.5 percent to 11.5 percent contemplated in the company’s capacity purchase agreement with Continental Airlines, leading to a total rebate of $61.0 million to Continental, as compared to $30.1 million rebated during 2003.

            Capital expenditures for the full year 2004 totaled $38.5 million (net of sales of fixed assets and parts), compared with $47.3 million (net of sales of fixed assets) for 2003.  ExpressJet anticipates capital expenditures of approximately $21.0 million in 2005.

            ExpressJet will conduct a telephone briefing to discuss its fourth quarter and full year results today at 9:30 a.m. EST (8:30 a.m. CST).  A live webcast of this briefing will be available online at www.expressjet.com - investor relations.

CORPORATE BACKGROUND

            ExpressJet Airlines, Inc. operates as Continental Express, the exclusive regional jet provider for Continental.  With service to approximately 148 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland, and additional non-hub service to and from Mexico.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.

            ExpressJet Airlines employs approximately 6,700 people and is owned by ExpressJet Holdings, Inc.  For more information, visit www.expressjet.com.

                The statements in this document that refer to plans and expectations for 2005 are forward-looking statements that involve a number of risks and uncertainties.  Many factors could affect ExpressJet’s actual results, and variances from ExpressJet’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements.  Some of the known factors that could significantly impact results include, but are not limited to, the company’s dependence on its capacity purchase agreement with Continental; the company’s dependence on Continental's financial and operational stability; labor costs and relations, including the results of union contract negotiations; flight disruptions as a result of operational matters; deliveries of additional aircraft; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; the company’s high leverage; and competition and industry conditions.  Additional information concerning risk factors that could affect the company’s actual results are described in its filings with the Securities and Exchange Commission, including its 2003 annual report on Form 10-K.  The events described in the forward-looking statements might not occur or might occur to a materially different extent than described herein.  The company undertakes no duty to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

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EXPRESSJET REPORTS IMPROVED EARNINGS FOR THE FOURTH QUARTER/PAGE 4

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY
(In thousands, except per share data)
	Three Months Ended December 31,
			Increase/
	2004	2003	(Decrease)

Operating Revenue	$386,975	$340,949	13.5%

Operating Expenses:
Wages, salaries and related costs	79,725	74,290	7.3%
Aircraft rentals	72,689	66,183	9.8%
Aircraft fuel and related taxes	48,707	41,248	18.1%
Maintenance, materials and repairs	38,961	33,422	16.6%
Ground handling	27,190	23,742	14.5%
Other rentals and landing fees	21,108	20,049	5.3%
Outside services	6,578	6,946	(5.3%)
Depreciation and amortization	5,914	5,510	7.3%
Aircraft related and other insurance	2,145	2,705	(20.7%)
Other operating expenses	28,936	20,289	42.6%

	331,953	294,384	12.8%

Operating Income	55,022	46,565	18.2%

Nonoperating Income (Expense):
Interest expense	(2,696)	(3,192)	(15.5%)
Interest income	1,208	625	93.3%
Capitalized interest	190	186	2.2%
Other, net	34	84	(59.5%)

	(1,264)	(2,297)	(45.0%)

Income before Income Taxes and Dividends	53,758	44,268	21.4%
Income Tax Expense	20,131	16,367	23.0%

Net Income	33,627	27,901	20.5%

Basic EPS	$0.62	$0.52	19.2%
Diluted EPS	$0.56	$0.47	19.1%

Operating Margin	14.2%	13.7%	0.5	pts

Basic Shares Used for EPS Calculation	54,245	54,165	0.1%
Diluted Shares Used for EPS Calculation	61,814	61,782	-%

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EXPRESSJET REPORTS IMPROVED EARNINGS FOR THE FOURTH QUARTER/PAGE 5

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY
(In thousands, except per share data)
	Year Ended December 31,
			Increase/
	2004	2003	(Decrease)

Operating Revenue	$1,507,524	$1,311,443	15.0%

Operating Expenses:
Wages, salaries and related costs	319,159	283,290	12.7%
Aircraft rentals	281,455	249,094	13.0%
Aircraft fuel and related taxes	187,088	153,271	22.1%
Maintenance, materials and repairs	154,027	130,079	18.4%
Ground handling	105,742	89,566	18.1%
Other rentals and landing fees	87,602	95,032	(7.8%)
Outside services	29,299	28,885	1.4%
Depreciation and amortization	23,537	20,421	15.3%
Aircraft related and other insurance	9,373	6,781	38.2%
Security fee reimbursement	-	(3,034)	n/m
Other operating expenses	104,815	76,081	37.8%

	1,302,097	1,129,466	15.3%

Operating Income	205,427	181,977	12.9%

Nonoperating Income (Expense):
Interest expense	(11,841)	(9,962)	18.9%
Interest income	3,673	2,118	73.4%
Capitalized interest	581	1,032	(43.7%)
Other, net	164	38	n/m

	(7,423)	(6,774)	9.6%

Income before Income Taxes and Dividends	198,004	175,203	13.0%
Income Tax Expense	75,233	66,670	12.8%

Net Income	122,771	108,533	13.1%

Preferred Stock Dividend	-	(352)	n/m

Net Income Applicable to Common Stockholders	122,771	108,181	13.5%

Basic EPS	$2.26	$1.80	25.6%
Diluted EPS	$2.04	$1.74	17.2%

Operating Margin	13.6%	13.9%	(0.3	pts)

Basic Shares Used for EPS Calculation	54,220	60,026	(9.7%)
Diluted Shares Used for EPS Calculation	61,779	63,062	(2.0%)

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EXPRESSJET REPORTS IMPROVED EARNINGS FOR THE FOURTH QUARTER/PAGE 6

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended December 31,
			Increase/
	2004	2003	(Decrease)

Revenue passenger miles (RPM) (millions)	1,970	1,630	20.9%
Available seat miles (ASM) (millions)	2,713	2,316	17.1%
Passenger load factor	72.6%	70.4%	2.2	pts
Block hours	190,003	160,425	18.4%
Departures	104,172	91,942	13.3%
Operating cost per available seat mile (cents)	12.24	12.71	(3.7%)
Operating cost per block hour (dollars)	1,747	1,835	(4.8%)
Average fuel cost per available seat mile (cents)	1.80	1.78	1.1%
Average price per gallon of fuel (cents)	71.20	70.60	0.8%
Fuel gallons consumed (millions)	68.4	58.4	17.1%
Average length of aircraft flight (miles)	535	518	3.3%
Actual aircraft in fleet at end of period	245	224	9.4%
Average daily utilization of each aircraft	8 hrs 32 min	7 hrs 53 min	8.1%
Controllable completion factor	99.9%	99.8%	0.1	pts
Completion factor	98.3%	98.1%	0.2	pts

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

STATISTICS
	Year Ended December 31,
			Increase/
	2004	2003	(Decrease)

Revenue passenger miles (RPM) (millions)	7,417	5,769	28.6%
Available seat miles (ASM) (millions)	10,410	8,425	23.6%
Passenger load factor	71.3%	68.5%	2.8	pts
Block hours	729,698	593,387	23.0%
Departures	405,055	353,547	14.6%
Operating cost per available seat mile (cents)	12.51	13.41	(6.7%)
Operating cost per block hour (dollars)	1,784	1,903	(6.3%)
Average fuel cost per available seat mile (cents)	1.80	1.82	(1.1%)
Average price per gallon of fuel (cents)	71.20	71.04	0.2%
Fuel gallons consumed (millions)	262.8	215.8	21.8%
Average length of aircraft flight (miles)	528	491	7.5%
Actual aircraft in fleet at end of period	245	224	9.4%
Average daily utilization of each aircraft	8 hrs 31 min	7 hrs 47 min	9.2%
Controllable completion factor	99.9%	99.8%	0.1	pts
Completion factor	98.4%	98.2%	0.2	pts

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EXPRESSJET REPORTS IMPROVED EARNINGS FOR THE FOURTH QUARTER/PAGE 7

NON-GAAP STATISTICAL INFORMATION
	Three Months Ended December 31,
			Increase/ (Decrease)
	2004	2003
PERFORMANCE MEASURES:

Operating margin per the capacity purchase agreement (CPA) (1)	11.5%	11.5%	-
Adjustments:
Add: Labor and other costs excluded from CPA	1.9%	1.5%	0.4	pts
Add: Incentives and other revenues excluded from CPA	0.8%	0.7%	0.1	pts

Actual operating margin as reported	14.2%	13.7%	0.5	pts

(1)

Under the capacity purchase agreement with Continental, the operating margin as currently defined should be between 8.5% and 11.5% each quarter; otherwise, a reconciliation payment is made by Continental, if less than 8.5%, or to Continental, if more than 11.5%.  However, for purposes of calculating the operating margin as defined by the agreement, ExpressJet excludes the effect of any unanticipated changes in most of the labor costs, any performance incentive payments and miscellaneous revenues and costs related to services provided to other customers.  Since ExpressJet’s settlement for the operating margin is calculated on a quarterly basis, year-to-date calculation is less meaningful.  For a detailed discussion of ExpressJet’s capacity purchase agreement with Continental, see ExpressJet’s 2003 10-K.  This disclosure provides management the ability to communicate to investors how certain provisions of the capacity purchase agreement operate.

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